EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	David Oro
	Investor Relations	Media Relations
	idonaldson@micron.com	davidoro@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY COMPLETES ACQUISITION OF
INOTERA MEMORIES OF TAIWAN

Acquisition Expected to Be Immediately Accretive
to Earnings and Free Cash Flow

BOISE, Idaho, Dec. 6, 2016 - Micron Technology, Inc. (NASDAQ: MU) today announced that it has completed the acquisition of Inotera Memories, Inc. Micron acquired all of Inotera’s outstanding shares for consideration worth 30 New Taiwan Dollars per share or approximately $0.94 USD per share. This represents a transaction value of approximately $4.0 billion, net of cash and debt at Inotera, to acquire the equity not already owned by Micron.

“We are excited to finalize the Inotera acquisition which will generate significant financial and strategic benefits for the company,” said Micron CEO Mark Durcan. “We expect immediate accretion to DRAM gross margins, earnings per share and free cash flow along with enhanced operational efficiency as we align Inotera with our global manufacturing operations.”

About Micron
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies-including DRAM, NAND and NOR Flash-is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. For example, statements related financial and strategic benefits, the accretive nature of the transaction, and enhanced operational efficiency are forward looking statements. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: uncertainty of the expected financial performance of the combined operations following completion of the transaction; the ability to successfully integrate Inotera’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the transaction; as well as other risks and uncertainties identified in our Annual Report for the year ended September 3, 2016, filed on Form 10-K with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this report and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.